PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FIRST QUARTER EARNINGS

QUAKERTOWN, PA (17 April 2008) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the first quarter of 2008 of $1,710,000, or $.54 per share on a diluted basis. These results compare to a net loss of $(453,000), or $(.14) per share on a diluted basis, for the first quarter of 2007.

The results for the first quarter of 2008 continue to reflect the benefits of the restructuring transactions executed in April 2007 as well as the positive impact of an increase in loans. In April 2007, the Company decided to restructure its balance sheet by selling approximately $92,000,000 of lower yielding securities, that had been identified as other-than-temporarily impaired in the first quarter of 2007, and by prepaying $50,000,000 of higher costing Federal Home Loan Bank (FHLB) advances. The purpose of the restructuring transactions was to improve the Company’s net interest margin on a going-forward basis and to increase net interest income and net income. Net interest income for the first quarter of 2008 was $4,614,000, a $516,000, or 12.6%, increase from net interest income reported for the same period in 2007. The net interest margin for the first quarter of 2008 was 3.46% compared to 3.11% for the first quarter of 2007. Average total loans increased 8.3% when comparing the first quarter of 2008 with the first quarter of 2007.

Positively impacting net income for the first quarter of 2008 was the recognition of $230,000 of non-interest income as a result of the Visa initial public offering: a $175,000 gain related to the mandatory redemption of our shares of restricted common stock in Visa and $55,000 of income related to the reversal of liabilities recorded in the fourth quarter of 2007 to fund settlements of, or judgments in, indemnified litigation involving Visa. Total non-interest income, excluding the Visa items noted above, would have been $1,154,000 for the first quarter of 2008. This compares favorably to total non-interest income of $1,090,000 for the first quarter of 2007, excluding the other-than-temporary impairment charge of $2,758,000 recorded in the first quarter of 2007. This impairment charge resulted in a reduction of net income of $1,820,000, or $.57 on a diluted basis, for the first quarter of 2007.

“I am pleased with our results for the first quarter of 2008”, said Thomas J. Bisko, President and Chief Executive Officer. “These results primarily reflect improvement in core operating income generated from loan growth and a higher net interest margin. We continue to remain optimistic, yet cautious, given the challenging economic environment.”

The slowdown in the U.S. economy has had a negative impact on both consumers and small businesses. This has resulted in an increase in both loan charge-offs and non-performing loans when comparing the two periods. As a result of these factors, as well as the inherent risk related to loan growth, the provision for loan losses was $225,000 for the first quarter of 2008. The provision for loan losses was $75,000 for the first quarter of 2007. Total nonperforming loans, which represent loans on non-accrual status and loans past due more than 90 days, were $1,557,000, or .41% of total loans at March 31, 2008 compared with $363,000, or .10% of total loans at March 31, 2007. The allowance for loan losses of $3,411,000 represents .90% of total loans at March 31, 2008 compared to an allowance for loan losses of $2,721,000, or .75% of total loans at March 31, 2007.

Total non-interest expense was $3,543,000 for the first quarter of 2008, an increase of 6.7% compared to $3,322,000 for the first quarter of 2007. Salary and benefit expense increased $105,000, or 5.7%, to $1,963,000 for the first quarter of 2008. An accrual for incentive compensation contributed $51,000 to the increase. Net occupancy and furniture and equipment expense increased $62,000 when comparing the two quarters reflecting an increase in depreciation expense and maintenance expense.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2008	2007
INCOME:
Total interest income	$8,790	$8,539
Total interest expense	4,176	4,441
Net interest income	4,614	4,098
Provision for loan losses	225	75
Total non-interest income	1,384	(1,668)
Total non-interest expense	3,543	3,322
Income (loss) before income taxes	2,230	(967)
Provision (benefit) for income taxes	520	(514)
Net income (loss)	$1,710	$(453)

NET INCOME (LOSS) PER SHARE:
Basic	$0.55	$(0.14)
Diluted	0.54	(0.14)
Dividends	0.23	0.22

	March 31,
SELECTED PERIOD END BALANCES:	2008	2007
Total assets	$617,873	$618,905
Federal funds sold	441	8,075
Investments	202,150	211,892
Loans held-for sale	1,126	85
Total loans	379,671	363,435
Allowance for loan losses	(3,411)	(2,721)
Deposits	505,292	491,167
Short-term borrowings	18,736	23,238
FHLB advances	35,000	50,000
Shareholders' equity	54,392	50,979

	Three Months Ended
	March 31,
SELECTED RATIOS:	2008	2007
Return on average assets	1.13%	(0.30)%
Return on average shareholders' equity	13.22%	(3.55)%
Net interest margin-tax equivalent	3.46%	3.11%
Efficiency ratio-tax equivalent	55.62%	119.63%
Average shareholders' equity to total average assets	8.56%	8.51%
Nonperforming assets to total assets	0.26%	0.07%
Allowance as a % of loans	0.90%	0.75%

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Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com